Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

July 2014 Performance Update

Equinox Frontier Funds Supplement Dated July 31, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the Equinox Frontier Funds is detailed below:*

	July 31, 2014	July 31, 2014
Equinox Frontier Funds Class 1	MTD	YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-1.51%	-1.88%	$85.46
Equinox Frontier Long/Short Commodity Fund-1a	12.03%	-0.02%	$92.71
Equinox Frontier Masters Fund-1	-5.01%	-3.84%	$88.31

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of July 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$305,631.41
Unrealized trading gain (loss)	(449,867.74)
Less: Commissions	(37,211.04)
Less: Trading Fee paid to Managing Owner	(40,882.45)
Interest income	19,196.93

Total Income	(203,132.89)
EXPENSES
Broker service fees	34,495.94
Incentive fees	3,639.75
Management fees	34,461.37

Total Expenses	72,597.06

Net Income (Loss)	$(275,729.95)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	240,882.53876	$20,901,816.42	$86.77
Current month additions	9.51492	830.98
Current month redemptions	(19,773.82440)	(1,729,508.84)
Net income (loss) for current month		(275,729.95)	(1.31)

Net asset value, end of current month	221,118.22928	$18,897,408.61	$85.46

Monthly rate of return			-1.51%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$563,604.65
Unrealized trading gain (loss)	136,408.82
Less: Commissions	(11,521.74)
Less: Trading Fee paid to Managing Owner	(11,783.97)
Interest income	6,122.64

Total Income	682,830.40
EXPENSES
Broker service fees	9,942.76
Incentive fees	0.00
Management fees	16,659.05

Total Expenses	26,601.81

Net Income (Loss)	$656,228.59

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	66,656.16328	$5,516,167.43	$82.76
Current month additions	0.00000	0.00
Current month redemptions	(2,060.08333)	(183,443.72)
Net income (loss) for current month		656,228.59	9.95

Net asset value, end of current month	64,596.07995	$5,988,952.30	$92.71

Monthly rate of return			12.03%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(76,681.17)
Unrealized trading gain (loss)	(433,369.41)
Less: Commissions	(22,245.26)
Less: Trading Fee paid to Managing Owner	(25,166.08)
Interest income	11,996.20

Total Income	(545,465.72)
EXPENSES
Broker service fees	21,233.70
Incentive fees	217.23
Management fees	41,287.30

Total Expenses	62,738.23

Net Income (Loss)	$(608,203.95)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	139,046.60206	$12,926,942.68	$92.97
Current month additions	113.75359	10,546.47
Current month redemptions	(9,187.96143)	(851,802.62)
Net income (loss) for current month		(608,203.95)	(4.66)

Net asset value, end of current month	129,972.39422	$11,477,482.58	$88.31

Monthly rate of return			-5.01%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$766,550.73
Unrealized trading gain (loss)	(1,162,679.88)
Less: Commissions	(93,634.02)
Less: Trading Fee paid to Managing Owner	(102,921.69)
Interest income	48,319.34

Total Income	(544,365.52)
EXPENSES
Trading fees	0.00
Broker service fees	40,575.99
Incentive fees	6,839.21
Management fees	86,772.92

Total Expenses	134,188.12

Net Income (Loss)	$(678,553.64)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	568,468.15585	$51,805,796.04	$91.13
Current month additions	11,024.27107	970,951.02
Current month redemptions	(37,902.67078)	(3,436,887.38)
Net income (loss) for current month		(678,553.64)	(1.28)

Net asset value, end of current month	541,589.75614	$48,661,306.04	$89.85

Monthly rate of return			-1.41%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,586,916.70
Unrealized trading gain (loss)	380,290.21
Less: Commissions	(32,358.96)
Less: Trading Fee paid to Managing Owner	(21,456.91)
Interest income	17,198.31

Total Income	1,930,589.35
EXPENSES
Trading fees	0.00
Broker service fees	10,303.66
Incentive fees	0.00
Management fees	63,633.80

Total Expenses	73,937.46

Net Income (Loss)	$1,856,651.89

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	160,187.41623	$15,532,847.62	$96.97
Current month additions	221.24912	21,739.15
Current month redemptions	(5,544.78758)	(591,616.17)
Net income (loss) for current month		1,856,651.89	11.64

Net asset value, end of current month	154,863.87777	$16,819,622.49	$108.61

Monthly rate of return			12.01%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(146,114.62)
Unrealized trading gain (loss)	(833,099.24)
Less: Commissions	(42,067.24)
Less: Trading Fee paid to Managing Owner	(47,737.13)
Interest income	22,755.72

Total Income	(1,046,262.51)
EXPENSES
Trading fees	0.00
Broker service fees	23,022.88
Incentive fees	0.01
Management fees	78,327.38

Total Expenses	101,350.27

Net Income (Loss)	$(1,147,612.78)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	253,942.54448	$24,376,769.11	$95.99
Current month additions	3,908.09086	364,526.68
Current month redemptions	(16,109.61039)	(1,531,134.94)
Net income (loss) for current month		(1,147,612.78)	(4.72)

Net asset value, end of current month	241,741.02495	$22,062,548.07	$91.27

Monthly rate of return			-4.93%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND